Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:     Steven J. Quinlan, Neogen Vice President & CFO

                           517/372-9200

Fischer resigns as Neogen director

LANSING, Mich., December 14, 2016 — Neogen Corporation (NASDAQ: NEOG) announced today that A. Charles Fischer has resigned as a member of the company’s Board of Directors, effective immediately. Fischer, 74, resigned for health reasons.

Fischer has been a member of the Board of Directors since 2006; his term expires at the company’s annual meeting in 2018. The company advises that the Board of Directors expects to appoint an interim director to complete Fischer’s term.

“Charlie Fischer has brought great vision to the Board and has been a good advisor to me through his years with Neogen,” said James Herbert, Neogen’s chairman and CEO. “Charlie brought a wealth of experience to our Board after concluding a 37 year career at Dow Chemical, from which he retired as President and CEO of Dow AgroSciences in 2004. His experience in agricultural and international markets was invaluable to the company, and we thank him for his service.”

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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